Exhibit 99.1

Investor Relations Contact:

John Mills

ICR, Inc.

310-954-1105

John.Mills@icrinc.com

eDiets.com® Granted Continued Listing by NASDAQ Panel

FORT LAUDERDALE, FL, August 19, 2009 – eDiets.com, Inc. (NASDAQ: DIET), a leading provider of convenient at-home diet, fitness and healthy lifestyle solutions, today announced that a NASDAQ Listing Qualifications Panel has granted the Company’s request for continued listing on The NASDAQ Stock Market. The Company’s continued listing is subject to the condition that, on or before December 29, 2009, the Company must evidence compliance with the $35 million market value of listed securities requirement or the alternative requirement of $2.5 million in stockholders’ equity for continued listing on The NASDAQ Capital Market.

As previously announced, on July 2, 2009, the Company received notice from NASDAQ that it did not satisfy the $35 million market value of listed securities requirement and that the Company’s securities were subject to delisting unless the Company requested a hearing before a NASDAQ Listing Qualifications Panel. The Company requested a hearing and appeared before the Panel on August 6, 2009, pursuant to which the Panel rendered its determination, dated August 18, 2009.

The Company expects to timely comply with the terms of the Panel’s decision; however, there can be no assurance that the Company will be able to do so.

About eDiets

eDiets.com, Inc. is a leading provider of personalized nutrition, fitness and weight-loss programs. eDiets currently features its award-winning, fresh-prepared diet meal delivery service as one of the more than 20 popular diet plans sold directly to members on its flagship site, www.eDiets.com. The company also provides a broad range of customized wellness and weight management solutions for Fortune 500 clients. eDiets.com’s unique infrastructure offers businesses, as well as individuals, an end-to-end solution strategically tailored to meet its customers’ specific goals of achieving a healthy lifestyle. For more information, please call 310-954-1105 or visit www.eDiets.com.

###